EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2016, relating to the financial statements and financial statement schedule of PCM, Inc. and subsidiaries, and the effectiveness of PCM, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of PCM, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 21, 2016